SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 SKYFRAMES, INC.
                          (formerly Basic Energy, Inc.)
             (Exact name of registrant as specified in its charter)

            Utah                                                00-001748413
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

       555 Anton Blvd., Suite 1200
         Costa Mesa, California                                         92626
         ----------------------                                         -----
(Address of principal executive offices)                              (Zip Code)


                           2003 Consultant Stock Plan
                           --------------------------
                            (Full title of the plan)

                                 James W. France
                           555 Anton Blvd., Suite 1200
                          Costa Mesa, California 92626

                     (Name and address of agent for service)

                                 (714) 957-1000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
                                               Proposed maximum      Proposed maximum
 Title of Securities        Amount to be      offering price per    aggregate offering        Amount of
   to be registered        registered(1)           share(2)              price(2)         registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 1,000,000               $0.10               $100,000               $8.09
----------------------- --------------------- -------------------- --------------------- --------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on December 30, 2003, as reported on the OTC Electronic Bulletin Board.


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

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents are hereby incorporated by reference into this registration statement:

         (a) The Annual Report for the fiscal year ended June 30, 2003, filed by the registrant with the Securities and Exchange Commission (the "Commission") on Form 10KSB on November 26, 2003, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

         (b) The Quarterly Report for the quarter ended September 30, 2003 filed on Form 10QSB by the registrant with the Commission on November 28, 2003.

         (c) The description of the registrant's common stock, which is included in the registration statement on Form 10-SB, file no. 0-27849, filed with the Commission on October 27, 1999.

         (d) In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

Item 6.  Indemnification of Directors and Officers.

         The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which


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

they may incur in such capacity are as follows:

         (a)  Section   16-10a-901  et.  seq.  of  the  Utah  Revised   Business
Corporation Act provides that each corporation shall have the following powers:

     16-10a-902. Authority to indemnify directors.

         1. Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

                  (a)      his conduct was in good faith; and

                  (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and

                  (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         2. A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b).

         3. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         4.       A corporation may not indemnify a director under this section:

                  (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         5. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is


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

                  limited to reasonable expenses incurred in connection with the proceeding.

         Section 16-10a-903. Mandatory indemnification of directors.

                  Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

         Section   16-10a-907.    Indemnification   of   officers,    employees,
         fiduciaries, and agents.

                  Unless a corporation's articles of incorporation provide otherwise:

                  (1) an officer of the corporation is entitled to mandatory indemnification under Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16- 10a-905, in each case to the same extent as a director.

                  (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a directors; and

                  (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or by contract.

                  The Company's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Utah Business Corporation Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


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

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         5.       Opinion regarding legality

         23.1     Consent of Pritchett, Siler & Hardy, P.C.


         23.2     Consent of Richardson & Patel LLP (included in Exhibit 5)


         99.1     2003 Consultant Stock Plan

Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, California, on this 10th day of December, 2003.

                                    SKYFRAMES, INC.
                                    A Utah Corporation


                                             /s/ James W. France
                                    --------------------------------------------
                                    By:  James W. France
                                    Its:  President

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:


Dated:  December 10, 2003                   /s/ James W. France
                                    --------------------------------------------
                                            James W. France, CEO, President,
                                            CFO and Director


Dated:  December 10, 2003                   /s/ Chester L. Noblett
                                    --------------------------------------------
                                            Chester L. Noblett, Jr., Chairman
                                            and Director


Dated:  December 10, 2003                   /s/ William Sarpalius
                                    --------------------------------------------
                                            William Sarpalius, Director


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


                                                 INDEX TO EXHIBITS

Exhibit Number      Description

5.                  Opinion regarding legality

23.1                Consent of Pritchett, Siler & Hardy, P.C.

23.2                Consent of Richardson & Patel LLP (included in Exhibit 5)

99.1                2003 Consultant Stock Plan


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